Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2021 relating to the financial statements of U.S. Ecology, Inc., and the effectiveness of U.S. Ecology, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of U.S. Ecology, Inc. for the year ended December 31, 2020.

/S/ DELOITTE & TOUCHE LLP

Boise, Idaho

December 16, 2021